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                        THE STEFFENS FAMILY LIVING TRUST

                              DECLARATION OF TRUST


     DON A. STEFFENS AND CYNTHIA A. STEFFENS, Husband and Wife, declare that:

                             ARTICLE 1. DECLARATIONS

                              CONVEYANCE TO TRUSTEE

SECTION 1.01. They hereby assign to the trustee named in this Declaration all their personal property to constitute the initial trust estate.


                            IDENTITY OF TRUST ESTATE

SECTION 1.02. This shall be known as the "STEFFENS FAMILY LIVING TRUST". All property described in Section 1.01 above and any other property that may be transferred to this trust is called the "Trust Estate" shall be held, administered, and distributed as provided in this Declaration of Trust.


                     IDENTITY OF HUSBAND, WIFE AND TRUSTORS

SECTION 1.03.     As used in this Declaration of Trust:

     (a) The term "Husband" shall mean DON A. STEFFENS;

     (b) The term "Wife" shall mean CYNTHIA A. STEFFENS, and

     (c) The term "Trustors" shall refer collectively to Husband and Wife.


                             DESIGNATION OF TRUSTEE

SECTION 1.04.     Trustors appoint the following as trustee(s) of this trust:

First Appointment:   DON A. STEFFENS and CYNTHIA A. STEFFENS, as co-trustees.
Second Appointment:  CHRISTIAN A. STEFFENS
Third Appointment:   PHILIP N. STEFFENS


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     DON A. STEFFENS and CYNTHIA A. STEFFENS shall serve as the first trustees.
If either DON A. STEFFENS or CYNTHIA A. STEFFENS is unable or unwilling to act, the remaining trustee shall serve alone. When both DON A. STEFFENS and CYNTHIA
A. STEFFENS cease to act, the successor appointee(s) shall serve in the order appointed. If any co-trustee is unable or unwilling to act, the remaining appointee shall serve as trustee.

     Except as otherwise provided herein, where Trustors have appointed co-trustees, all co-trustees shall act together. If no successor trustee is designated to act in the event of the death, incapacity or resignation of the trustee then acting, or no successor trustee accepts the office, the trustee then acting may appoint a successor trustee. If no such appointment is made, the majority of the adult beneficiaries entitled to distribution from this trust may appoint a successor trustee.

                                   CO-TRUSTEES

SECTION 1.05. In the event that this Trust is administered by more than one Trustee, they may designate either one of themselves to exercise any or all of the powers granted them. The initial Trustees may, in particular, delegate such authority to one another (in appropriate cases--as in dealing with banks, stockbrokers and other like financial institutions) by simply opening Trust accounts in their names as joint owners and designating on the documents establishing the account that either Trustee may act alone.

                               ADDITIONS TO TRUST

SECTION 1.06. The Trustors, or either of them, may add other property to the Trust Estate or remove property from the Trust Estate.




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                           DECLARATION REGARDING JOINT

                                TENANCY PROPERTY

SECTION 1.07. Any joint tenancy property transferred to this trust is declared by Trustors to be their community property, having been held in joint tenancy form solely to avoid probate.


                 COMMUNITY PROPERTY TO REMAIN COMMUNITY PROPERTY

SECTION 1.08. All property conveyed to the Trust which was community property, quasi-community property, or separate property shall remain so.


                               REVOCATION OF TRUST

SECTION 1.09. Either Trustor may revoke this trust during their joint lives.


                              MODIFICATION OF TRUST

SECTION 1.10. The Trustors may amend the trust by a writing signed by both of them.


                      ARTICLE 2. DISTRIBUTIONS DURING JOINT
                                LIVES OF TRUSTORS

SECTION 2.01. Trustors may during their joint lives have free use of all of the income and principal of the trust estate.


                      ARTICLE 3. DISTRIBUTIONS AFTER DEATH
                             OF FIRST TRUSTOR TO DIE

                             CREATION OF TWO TRUSTS

SECTION 3.01. On the death of either Trustor leaving the other Trustor surviving, the Trustee shall collect all property payable to the Trust by reason of such death and shall divide the entire Trust Estate into two separate trust to be designated as the "Survivor's Trust" and the "Exemption Trust".




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                            REVOCATION AND AMENDMENT

SECTION 3.02. The Survivor's Trust shall be revocable and subject to amendment by the Survivor. The Exemption Trust shall be irrevocable and not subject to amendment.


                              FUNDING OF TWO TRUST

SECTION 3.03. The Survivor's Trust shall consist of the surviving spouse's separate property that is a part of the trust estate and the surviving spouse's interest in the Trustors' community estate and the marital deduction amount, defined as the minimum pecuniary amount necessary to entirely eliminate (or to reduce to the maximum extent possible) any federal estate tax at the deceased spouse's death, taking into account:
     (1) All deductions taken in determining the estate tax payable by reason of the deceased spouse's death;
     (2) The net value of all other property, whether or not it is given under this instrument and whether it passes at the time of the deceased spouse's death to or in trust for the surviving spouse, so that it is included in the deceased spouse's gross estate and qualifies for the federal estate tax marital deduction; and
     (3) All credits allows for federal estate tax purposes, provided no credit shall be taken into account in determining the size of the Survivor's Trust if such credit if such credit shall result in the disallowance of the marital deduction.
     The Exemption Trust shall consist of the balance of the trust estate. The trustee shall satisfy the amount so determined in case or in kind, or partly in each, and shall allocate to the Survivor's Trust only assets of the deceased


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spouse contributed or added to the trust that are eligible for the federal estate tax marital deduction. Assets allocated in kind shall be deemed to satisfy this amount on the basis of their net fair market values as finally determined for federal estate tax purposes.
     Assets qualifying for the federal estate tax marital deduction shall be transferred to the Survivor's Trust only to the extent that the transfer reduces the federal estate tax otherwise payable by reason of the deceased spouse's death. No assets for which a credit for foreign death taxes is allowed under the federal estate tax law applicable to the deceased spouse's estate shall be allocated to the Survivor's Trust, unless that estate contains insufficient other property to fully fund the Survivor's Trust. The trustee shall select property to satisfy the pecuniary amount constituting the Survivor's Trust so that any appreciation or depreciation that has occurred in the value of this property between the applicable valuation date and the date of allocation shall be fairly apportioned between the Survivor's Trust and the Exemption Trust.


                                   DISCLAIMERS

SECTION 3.04. If the surviving Trustor disclaims any property given to the Survivor outright, or disclaims all or a portion of Survivor's interest in the Survivor's Trust, said disclaimed property shall be allocated to the Exemption Trust.


                    FUNERAL EXPENSES OF FIRST TRUSTOR TO DIE

SECTION 3.05. On the death of the first of the Trustors to die, the Trustee shall pay from the Exemption Trust the expenses of the Deceased Trustor's last illness, funeral, and burial, and any federal estate tax and state death taxes that may be due unless the Trustee determines that other adequate provisions exist for payment.


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                         ALL INCOME TO SURVIVING TRUSTOR

SECTION 3.06. After the death of the first of the Trustors the Trustee shall pay to the Surviving Trustor all income from both the Survivor's Trust and the Exemption Trust that the Survivor shall request.


                            INVASION OF PRINCIPAL OF
                                SURVIVAL'S TRUST

SECTION 3.07. If the Trustee considers income insufficient the Trustee may pay to Surviving Trustor so much of the principal of the Survivor's Trust as the Trustee deems advisable.


                            INVASION OF PRINCIPAL OF
                                 EXEMPTION TRUST

SECTION 3.08. During the lifetime of Survivor, should the net income of the Trusts be insufficient, the Trustee may pay such amounts from the principal of the Exemption Trust as the Trustee may deem advisable for the health, education, maintenance, and support of the Trustor. As used in this section, the term "health, education, maintenance, and support" shall mean:
     (a) The providing of proper care, maintenance, and support for the Survivor during any period of illness, or other want or necessity;
     (b) The maintenance of the Survivor in the manner of living to which Survivor is accustomed on the date of this Declaration;
     (c) The support and maintenance in the manner in which they are accustomed on the date of this Declaration of any person, whether adult or minor, dependent on the Survivor for support and maintenance; and


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     (d) The education in the manner desired by the Survivor of any person, whether adult or minor, dependent on the Survivor for such education.


                      ARTICLE 4. DISTRIBUTIONS ON DEATH OF
                                SURVIVING TRUSTOR

                  SURVIVOR'S POWER TO APPOINT SURVIVOR'S TRUST

SECTION 4.01. Should the Surviving Trustor have failed to exercise the power of appointment described in Section 4.01 of this Declaration, the Survivor's Trust shall be added to the principal of the Exemption Trust and shall be held, administered, and distributed by the Trustee in the same manner as it if had been originally included in the principal of the Exemption Trust.


                    FAILURE TO EXERCISE POWER OF APPOINTMENT

SECTION 4.02. Should the Surviving Trustor have failed to excercise the power of appointment described in Section 4.01 of this Declaration, the Survivor's Trust shall be added to the principal of the Exemption Trust and shall be held, administered, and distributed by the Trustee in the same manner as if it had been originally included in the principal of the Exemption Trust.


             PAYMENT OF SURVIVOR'S FUNERAL EXPENSES AND DEATH TAXES

SECTION 4.03. On the death of the Surviving Trustor, the Trustee shall pay all debts of the Survivor, expenses of last illness, funeral burial, and any federal estate tax and state death taxes that may be due unless the Trustee determines that other adequate provisions exist for payment. The right to control disposition or Trustor's remains shall be in accordance with Health and Safety Code of the State of California, Section 7100, except that the trustee shall have priority over the Public Administrator.


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                         DISTRIBUTION OF EXEMPTION TRUST

SECTION 4.04. On the death of the Surviving Trustor, the Exemption Trust shall terminate and be distributed as follows:
     a) one-half (1/2) of the estate shall be distributed to CHRISTIAN A. STEFFENS, if living, otherwise to his then living children in equal shares.
     b) The remaining one-half (1/2) of the estate shall be distributed to PHILIP N. STEFFENS, if living, otherwise to his then living children in equal shares.


                              CONTINUATION OF TRUST

SECTION 4.05. Notwithstanding other language in this Trust to the contrary, if any person entitled to outright distribution is under age 21 the Trustee shall use and apply so much of the net income and also of principal as shall be necessary for the proper education, health, support and maintenance of said child. Upon said child attaining twenty-one (21) years, the Trustee shall hand to that child their share, both principal and income.


                          ARTICLE 5. POWERS OF TRUSTEE

                          RETAIN INVESTMENTS OF TRUSTORS

SECTION 5.01. The Trustee is authorized to retain in trust any property whether or not such property is on the character permitted by law for investment of trust funds. After the death of one Trustor, the Trustee may retain any such property in trust provided, however, that the surviving Trustor may direct the Trustee to convert non-income producing property into income-producing property.


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                          MANAGEMENT OF TRUST PROPERTY

SECTION 5.02.  The Trustee shall have power to:
     (a) Purchase, sell, convey, exchange, convert, improve, repair, partition, divide, allow, subdivide, create restrictions, easements, or other servitudes thereon, manage, operate, and control real estate;
     (b) Lease for terms within or beyond the term of any trust provided for in this Declaration and for any purpose, including exploration for a removal of gas, oil, and other minerals; and enter into any covenants and agreements relating to the property so leased or any improvements which may then or thereafter be erected on such property;
     (c) Encumber or hypothecate for any trust purpose by mortgage, deed of trust, pledge, or otherwise;
     (d) Purchase and carry insurance of any nature;
     (e) Commence or defend litigation and employ legal counsel;
     (f) To buy, sell and trade in securities of any nature, including short sales, on margin, and for such purposes may maintain and operate margin accounts with brokers, and may pledge any securities held or purchased by the Trustee with such brokers as security for loans and advances made to the Trustee;
     (g) The Trustee is authorized to employ investment advisors and to confer on such investment advisors full discretionary authority to manage, but and sell and to otherwise provide advisory and management services with respect to all or any part of the securities of the fund pursuant to such guidelines as the Trustee may establish with such investment advisors;
     (h) Exercise any subscription, conversion, or other rights given to the holders of any stocks, bonds, securities, or other instruments held in trust;


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     (i) Participate in any plans or proceedings for the foreclosure, reorganization, consolidation, merger, or liquidation of any corporation or organization that has issued securities held by the Trustee and to deposit securities with and transfer title to any protective or other committee established to further or defeat any such plan or proceedings;
     (j) Enforce any mortgage or deed of trust and bid and purchase any property subject to such security instrument;
     (k) Compromise and adjust any claims in favor of or against the trust; and
     (l) Subject to any limitations expressly set forth in this Declaration and faithful performance of the Trustee's fiduciary obligations, to do all such acts, take all such proceedings, and exercise all such rights and privileges as cold be done, taken, or exercised by an absolute owner of the trust property.


                             POWER TO BORROW MONEY

SECTION 5.03. The Trustee shall have the power to borrow money for any necessary trust purpose and the power to borrow money on behalf of one trust from any other trust provided for in this Declaration and to obligate the trusts to repay such borrowed money.


                          POWER TO LOAN MONEY TO TRUSTS

SECTION 5.04. The Trustee is authorized to loan Trustee's own funds and to charge for such loan or advance an appropriate rate of interest. Any such loan or advance, together with the interest shall be a first lien against the trust estate.


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                       ALLOCATION OF PRINCIPAL AND INCOME

SECTION 5.05. The Trustee shall allocate all receipts and expenditures to the income or principal of each trust in the manner provided by the Revised Uniform Principal and Income Act.


                    POWER TO APPLY FOR GOVERNMENT ASSISTANCE

SECTION 5.06. The trustee shall have the power to deal with governmental agencies and to make applications for, receive and administer any of the following benefits, if applicable: Medi-Cal, Social Security, Medicare, Medicaid, Supplemental Security Income, In-Home Support Services, and any other government resources and community support services available to the elderly, i.e., California Department of Aging, Federal Older Americans Act, Nursing Home Ombudsman, "Senior Day Care" programs and senior centers.


                            POWER TO OBTAIN BENEFITS

SECTION 5.07. The trustee shall have the power to explore and implement Medi-Cal planning strategies and options and to plan and accomplish asset preservation in the event a Trustor needs long-term health and nursing care. Such planning shall include, but is not necessarily limited to, the power and authority to: (1) make home improvements and additions to the Trustors' family residence; (2) pay off partly or in full the encumbrance, if any, on the Trustors' family residence;
(3) purchase a family residence, if the Trustors to not own one; (4) purchase a more expensive family residence; (5) transfer the family residence to the Trustor-spouse who does not need long-term medical, health, or nursing care; (6) direct that income payments be made to the well spouse only under the "name on the instrument rule"; (7) make gifts of assets for estate planning purposes; (8) establish and fund irrevocable trusts for asset preservation purposes.


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                              TRUSTEE COMPENSATION

SECTION 5.08. The Successor Trustee shall be entitled to reasonable compensation for services, expenses and professional assistance in administering the trust, except that no beneficiary who acts as trustee shall receive compensation for services.

                           MANNOR OF HOLDING PROPERTY

SECTION 5.09. The Trustee may hold securities or other property or may receive income in Trustee's name as Trustee under this Declaration, in Trustee's own name without a designation showing it to be Trustee under this Declaration, in the name of Trustee's nominee, or the Trustee may hold such securities unregistered in such condition that ownership will pass by delivery.


                      ARTICLE 6. ADMINISTRATIVE PROVISIONS

                 DEATH OF BENEFICIARY DURING DISTRIBUTION PERIOD

SECTION 6.01. Should any beneficiary die during distribution, any portion then undistributed shall be administered by the Trustee in the same manner as if said beneficiary had predeceased Trustors.


                              PERIODIC ACCOUNTINGS

SECTION 6.02. The successor trustee shall periodically, at least annually, deliver to each beneficiary an accounting of the Trustee's administration. Written approval of any such accounting by the beneficiaries shall constitute an absolute release of the Trustee and shall be binding on the administrators, executors, successors, and assigns of such beneficiary.


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                              SPENDTHRIFT PROVISION

SECTION 6.03. No beneficiary shall have any right to alienate, encumber, or transfer his or her interest in the trust nor shall such interest be subject to claims of creditors or liable to attachment, execution, or other process of law.


                   DIVISION OR DISTRIBUTION IN KIND OR IN CASH

SECTION 6.04. On any division of assets the Trustee may divide and distribute such assets in cash, in kind, or partly in cash and partly in kind. The decision of the Trustee shall be binding.


                                   CLASS GIFTS

SECTION 6.05. As used in this instrument, a gift to "issue" of a person includes all of that person's lineal descendants of all generations. For purposes of all class gifts, e.g., "issue", "children", "grandchildren" and "great-grandchildren" legally adopted persons shall be treated in the same manner as a natural born child of that adoptive parent but "step" or "foster" relationships shall be excluded. The terms "child" and "children" shall refer to any natural child of either Trustor.


                                      BOND

SECTION 6.06.  No bond shall be required of any trustee.


               POWER TO HOLD TITLE IN THE NAME OF ONE TRUSTEE ONLY

SECTION 6.07. With regard to the separate property of one Trustor, that Trustor may, at his or her option, be the sole trustee with regard to title to that property. Upon the death or incapacity of the trustee in whose name title to the property is held, the successor trustee of the property shall be the other co-trustee as shown in Article 1; or if none, then the successor trustees shall serve in the order set forth in Article 1.


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                              INCAPACITY OF TRUSTEE

SECTION 6.08. Incapacity of any trustee may be established by a letter signed by the incapacitated trustee's treating physician stating in words of substance or effect that said trustee is unable to adequately look to his or her personal or business affairs. Said letter from the treating physician need not be sworn, acknowledged, witnessed or verified in any other manner than that it bears the writer's signature and be on his or her business letterhead.
     Said treating physician shall not be related by blood or marriage to the trustee nor be entitled to anything from the estate.
     Any person or entity holding Trust Property is expressly relieved from any and all liability and shall be held harmless from any and all claims by any persons beneficially interested in this trust for good faith reliance on any physician's or treating professional's letter submitted as described herein. Said letter presented by any person named as successor trustee in this Declaration or any subsequent amendment thereto shall constitute full and complete proof of incapacity on which any holder of Trust Property may rely.
     The authority of the successor trustee acting under incapacity of a prior trustee shall continue until the holder of trust property has been advised in writing by the prior trustee that said prior trustee is able to perform their duties, at which time the holder shall resume dealing with the prior trustees as before.


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     These instructions shall be subordinate to any policies or procedures then in force by the holder and are intended only to facilitate administration of this trust. By accepting trust property said holder is in no manner expressly or impliedly agreeing to be bound by these instructions.


                           PERPETUITIES SAVINGS CLAUSE

SECTION 6.09. Unless sooner terminated in accordance with other provisions of this Agreement, each Trust created under this Agreement shall terminate twenty-one (21) years after the death of the last survivor of the following persons: The Trustors, the Trustor's parents, all of the issue of Trustors and all of the issue of the Trustors' parents living at the time this Trust becomes irrevocable.
     All principal and undistributed income of any Trust so terminated shall be distributed to the then income beneficiaries of that Trust.


                              OMISSIONS INTENTIONAL

SECTION 6.10. It is Trustors' intention that no relative not provided for in this trust, whether they be Trustors' ancestor, descendant or lateral relative, receive any part of Trustors' estate. No subsequent spouse of either Trustor shall acquire rights as a pretermitted spouse.


                                 ATTACK ON TRUST

SECTION 6.11. Except as otherwise provided in this trust, Trustors have intentionally and with full knowledge omitted to provide for Trustors' heirs. If any beneficiary under this trust in any manner, directory or indirectly, contests this trust or any of its provisions, any share or interest in Trustors' estate given to that contesting beneficiary under this trust is revoked and shall be disposed of in the same manner provided herein as if that contesting beneficiary had predeceased Trustors without issue.


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                            PROPERTY SUBJECT TO DEBTS

SECTION 6.12. Unless specifically state otherwise in this Declaration of Trust, any specific gift of property, whether real property or personal property, is subject to any mortgage, deed of trust, or other lien existing at the date of death of the surviving Trustor, regardless of any general directive in this Declaration of Trust to pay debts.


                        CERTIFICATION OF HUSBAND AND WIFE

     We, and each of us, certify that:
     1.   We, and each of us, have read the foregoing Declaration of Trust;
     2. The foregoing Declaration of Trust correctly states the terms and conditions under which Trust Estate is to be held, managed, administered, and disposed of by the Trustee;
     3. We, and each of us, approve such Declaration of Trust in all particulars; and
     4. As the Trustee named in such Declaration of Trust we, and each of us, approve and accept the trusts provided for in such Declaration.
     5. We have been advised that there is a potential conflict of interest concerning separate and community property and distribution of the property. We have been advised that each of us has the right to seek independent advise from separate attorneys. We choose not to do so and hereby affirm that we are in full agreement as to the status of our property and distribution thereof, and we have asked the OLIVER LAW OFFICE to represent both of us in setting up our estate plan.


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     Executed on 6/7/97, at Los Angeles County, California.

                                              /S/ DON A. STEFFENS
                                              ------------------------------
                                              DON A STEFFENS

                                              /S/ CYNTHIA A. STEFFENS
                                              ------------------------------
                                              CYNTHIA A. STEFFENS



                CERTIFICATE OF ACKNOWLEDGEMENT OF NOTARY PUBLIC


STATE OF CALIFORNIA

COUNTY OF LOS ANGELES

On 6/7/97 before me, S.P. Oliver, personally appeared DON A. STEFFENS and CYNTHIA A. STEFFENS, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and office seal.

                          Signature  /S/ S.P. OLIVER
                                     ---------------
                                     Comm. # 1017548
                                     Notary Public-California
                                     Los Angeles County
                                     My Commission Expires on Oct. 17, 1997

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